Exhibit 99.1

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Dave Inc.

Fourth Quarter 2021 Earnings Conference Call

March 21, 2022

C O R P O R A T E P A R T I C I P A N T S

Jason Wilk, Co-Founder, Chief Executive Officer, President and Chairman of the Board

Kyle Beilman, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

John Hecht, Jefferies

Sean Horgan, Rosenblatt Securities

P R E S E N T A T I O N

Operator

Greetings, and welcome to Dave Fourth Quarter 2021 Earnings Call.

At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

This afternoon, Dave issued a press release announcing results for the fourth quarter and the fiscal year that ended on December 31, 2021, which can be found on investors.dave.com.

We would like to remind you that during this conference call Management will be making forward-looking statements, including statements regarding expectations related to financial guidance, outlook for the sector and Company, and the expected investment in growth initiatives. Please note these forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. These statements reflect the Company’s views only as of today and should not be relied upon as representative of views as of any subsequent date, and Dave undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. For further discussion of the material risks and other important factors that could affect our financial results, please refer to the Company’s filings with the SEC, including its Form 8-K, filed with the SEC on January 11, 2022.

In addition, during today’s call, the Company will discuss non-GAAP financial measures, which they are believe are useful as supplement measures of Dave’s performance. These non-GAAP measures should be considered in addition to and not as a substitute for or in isolation from GAAP results. You will find additional disclosures regarding the non-GAAP financial measures discussed on today’s call in Dave’s press release issued this afternoon and its filings with the SEC, each of which is posted on the Dave website.

The webcast of this call will also be available on the Investor Relations section of the Company website.

It is now my pleasure to introduce your host, Mr. Jason Wilk, CEO, President and Chairman of the Board. Thank you. Mr. Wilk, you may begin.

Jason Wilk

Thank you, Operator. I’d like to add my own welcome to our first earnings call as a public company.

Our public market listing in January was a significant milestone as we continue on our mission to build products that level the financial playing field for millions of Americans. I want to thank all my colleagues and shareholders for making this dream a reality. I am so proud of everything we’ve accomplished so far, and even more excited to take this next step on our journey together.

For today’s call, I would like to begin by providing a brief overview of Dave for those who are not familiar with our story. I will then briefly share some highlights on the quarter, recap our growth strategy to create long-term shareholder value, and then turn it to our CFO, Kyle Beilman, who will discuss our fourth quarter results, as well as our guidance for 2022.

First and foremost, Dave is a technology company building financial solutions to serve everyday Americans who are struggling with some or all aspects of their financial lives. We have built one of the largest digital banking platforms in the world, with over 6 million members in the U.S. We’re serving a massive market, with an estimated 150 million people who still need our help in the U.S. alone.

We think of our market across two key groups, the financially vulnerable and financially coping. By our estimate, there are 35 million people that are financially vulnerable, struggling with every aspect of their financial life. Those are customers who overdraft 10 to 20 times per year and are reliant on single-pay credit, and those who need help building credit and finding new work opportunities. There’s an estimated 135 million people that are financially coping, struggling with some, but not all, aspects of their financial life. This group is overdrafting several times per year, they need help building credit, need access to affordable short- and long-term credit, and savings and investment advice.

We started in 2017 to disrupt overdrafts, a pain point for both of these audiences, that drives more than $20 billion in annual revenue for banks. We realized early on, and out of my own personal experience, that consumers are primarily using overdrafts knowingly as a form of overpriced short-term credit. The majority of incumbents and neobanks require members to go negative on their accounts to access overdraft, literally requiring them to go broke to access an unreliable and expensive experience that can cost up to $100 a day in fees, with the primary use case being simply to buy gas and groceries. An average Dave member incurs $300 to $400 a year in bank fees prior to joining us.

We started with an app allowing customers to link their existing bank account, which enables Dave to send predictive overdraft alerts about upcoming bills and offer customers instant interest-free credit, up to $75, whenever they need it to buy those everyday essentials without incurring overdraft fees. Millions of customers now rely on the service called Extra Cash. Our speed to value is unparalleled compared to incumbents and neobanks. A new user can download Dave and have funds in their account within minutes, not months, and no direct deposit is required. This unique value proposition has propelled Dave to industry-best brand favorability, and also leads to an estimated 30% of our members coming to us via word of mouth. Dave’s Extra Cash product has been used more than 45 million times through the end of 2021, providing us with unparalleled amounts of data, which gives us a large head-start in non-FICO-based underwriting.

After amassing brand loyalty, our most requested feature, Banking, was launched as a separate product within the app in December of 2020. Dave Banking comes with no minimum balance fees or overdraft fees. We couple that with real time spend alerts and let our members access their paycheck two days early. Banking is already very well received, with over 2 million people opening accounts on the platform in just over a year.

Lastly, we’re the first neobank to help members put money in their pockets by tapping into the gig economy through our Side Hustle capability. This product helps members apply to additional side income opportunities from Uber, Instacart, DoorDash, Lyft, and 35 other partners. We have facilitated nearly 3 million applications for work since its launch in 2019, helping our members generate millions of dollars of incremental income. Side Hustle empowers our members to generate additional financial flexibility and really highlights our mission and our community-based approach.

We’ve made a tremendous impact, helping our members avoid an estimated $1 billion in fees with these three products outlined above. We feel we’ve only scratched the surface of products that we can deliver for our total addressable market.

Now, on to some highlights from the quarter and year end December 31, 2021. During the quarter, we added 440,000 net new members and ended the year with over 6 million total members on the Dave platform. We had over 1.5 million monthly transacting members in Q4 and 4.5 average transactions per active member. Our non-GAAP totaling operating revenue for the quarter was $42.2 million, and we generated $157.6 million in non-GAAP total operating revenue for the full year, representing growth of 26% year-over-year. Adjusted EBITDA for Q4 2021 was negative $12.6 million, and we ended the 2021 year with Adjusted EBITDA of negative $36.5 million, as we continue to invest in growth and product development.

As mentioned, Dave uniquely starts our user journey by giving customers instant access to credit. Since the start of the pandemic, substantial government benefits have filled some of the roles that Dave provides, but as that stimulus is reduced, we’re expecting it to create an even stronger need for our products and activates tailwinds in the quarters and years ahead. I’ll also note we had a significant delay in the closing of our business combination, which delayed our ability to deploy growth capital, given our limited balance sheet prior to close.

You may notice that we’ve begun to report on two new metrics, monthly transacting members and transactions per active member. A monthly transacting member is someone who makes a funding, spending, Extra Cash or subscription transaction with Dave, and transactions per active is going to measure the average number of transactions initiated by that population. Our near-term roadmap is oriented around becoming the banking app of choice for our members to spend, borrow and move money. All transactions oriented more frequent behavior, so we’re expecting to drive both the number of monthly transacting members and the frequency with which they transact throughout 2022, and beyond. As we’ll describe more shortly, we expect substantial revenue growth by deepening our engagement with both existing loyal members and new members, using these metrics as our benchmark.

Now, to go into our near-term strategy to drive growth, which consists of three key components: first, grow our population of multi-transacting members, driven by both new user acquisition and increased engagement of our large existing base; second, utilize our data-driven underwriting advantage to profitably growth our Extra Cash originations and average revenue per user; third, accelerate Banking adoption and spend frequency, ultimately building towards winning primary account status with our members. Success across these three key areas is what will drive our P&L moving forward. These are interrelated and, thus, shouldn’t be interpreted as prioritization, but instead viewed as our three balanced pillars for growth.

Now, to go into a bit more detail on our strategy to drive growth.

First, focus on our transacting member acquisition. Dave’s credit-first, go-to-market strategy creates a powerful marketing flywheel. Promoting the ability to get money in our members’ pockets within minutes enables highly performative direct response advertising, creating instant brand loyalty very early on in the lifecycle. This is evidenced by our 4.8 star App Store rating and nearly 1 million total reviews as of year end, as well as our estimate that more than 30% of our members come to us via word of mouth. This all leads to what we believe is one of the most efficient customer acquisition engines in the history of the banking industry.

With the proceeds from our business combination which brought us to the public markets, we now have a strong balance sheet that provides the capital to grow at our full potential. We plan to continue to increase our direct response marketing investments and re-engage less active members. The pace of our marketing investments will continue to be disciplined in driving profitable unit economics and substantial returns in terms of LTV to CAC. We’re excited to continue investing behind the opportunities we see in the market and our strong unit economics.

We will, additionally, look to make Dave a household name through brand marketing with the help of our new MCO, Michael Goodbody, who hales from Credit Karma and TransferWise, two organizations that understand how to build efficient marketing engines at scale.

Of the top 50 financial apps, Dave is the only one with a recognizable mascot, an approachable bear, that we’re all excited to lean into.

Next, we’re focused on delivering a superior banking experience for everyday Americans. Dave’s Banking product has been in-market as a separate product within our app for a little over a year. We’ve been able to grow our number of accounts at a very low cost, which shows the power of cross-sell opportunities within Dave. We had approximately 1.4 million new Dave bank accounts opened in 2021, and nearly 50% of members who engage with Extra Cash end up opening a checking account. There’s a significant ARPU lift opportunity as we bring people through our user journey to Dave Banking. We know that members who become frequent spenders on Dave Banking also have considerably higher ARPU than the average Dave member, so this opportunity is important for us to capture.

One of the biggest opportunity that still remains if for us to drive funnel throughput and spend frequency, which we think we’ll achieve in a few ways.

In the second quarter of this year, we are thrilled to finally put Dave Banking in the hands of all Dave members. In its initial phase, as a separate product, it was a bifurcated experience, with little synergies between Extra Cash. We spent a considerable amount of time thinking through the unity of these products, which took a large development effort over the last 18 months. Moving forward, all new and existing Dave members will be given a free spend account. In testing, we’ve seen no increase to customer acquisition cost. With our credit-first approach to acquiring customers, we can now create an optimal experience for our members to spend their Extra Cash with their Dave debit card, instead of sending funds out to their external bank account.

Our data suggests that driving trial on the Dave card provides a strong signal towards driving longer term engagement and, ultimately, direct deposit. We will drive the trial on the card in two major ways. First, we’ll make it cheaper for Dave customers to spend Extra Cash instantly with our Dave card versus express sending funds to their external account, and, next, we’ll be introducing cashback rewards in Q2, supporting hundreds of everyday merchants, to make it even more attractive to trial and use the Dave card, compared to that of external accounts.

Our ultimate objective remains to build trust with our members and win primary account status with them. On average, our direct deposit members spend about $1,000 per month on their Dave card and initiate over 35 transactions a month with us. Achieving primary account status takes time and building a high degree of trust with our members, which we’re deeply focused on at this time, driving trial is a huge way to start that journey.

Lastly, we intend to continue to expand our ability to extend more credit, leveraging our underwriting and data advantage. We’ll be continuing our focus on increasing Extra Cash limit to help our members afford more of what they need without having to go to other financial institutions. Based on our estimates, 60% of Americans can’t afford a $400 emergency, and we’d like to help them cover that full amount.

Over the course of 2021, we increased the average Extra Cash origination size by 86% and average revenue per origination by 22%. As we’ve leveled up our offering, we believe we’ve been able to manage risk effectively. Because of our data advantage in our underwriting, we continue to maintain credit performance, and our write-offs as a percentage of originations and associated revenue have been steady at about 2%. We think our credit unit economics are best-in-class, so we’re going to continue to lean in and seize this opportunity to provide a lot of upside to member lifetime value.

Beyond our core strategy, we are very excited today to announce that we have formed a strategic partnership with FTX to develop and introduce blockchain product and services to our members in the coming quarters and years ahead. FTX was an investor in our PIPE facility which closed with our business combination, and we’ve since been building a close relationship with CEO Sam Bankman-Fried and his team. There’s a lot of alignment between our visions. As part of this partnership, FTX will be making an additional $100 million investment in Dave through a convertible note. We look forward to talking more about this partnership and what it means in the coming quarters.

Next, it’s important to us that these growth opportunities lead to earnings power over time. We have a capital-efficient model and a cost structure with high operating leverage potential. As we continue to scale and invest in sourcing capabilities to increase margins, we will continue to build a powerful financial model. Over the next eight to ten quarters, our focus is on disciplined investments in profitable growth and unit economics. After this investment period, we’ll be well positioned to deliver positive Adjusted EBITDA. Our philosophy leans towards growth, but profitability is important to us and will drive our capital allocation decisions. Depending on returns, our path to profitability could be shortened or extended; our primary focus is on value creation.

Most importantly, with our existing balance sheet and the capital infusion from FTX, we’re well capitalized and have the strategic flexibility to execute on our massive market opportunity and achieve profitability with capital efficiency. We are thrilled about closing out our business combination earlier this year to become a public company and look forward to working with our new Board of Directors to drive future growth and returns for our shareholders. This new influx of capital will allow us to invest in our business and, in turn, deliver on our mission to level the financial playing field.

I would now like to turn the call over to Kyle to review our results from Q4 and provide guidance for 2022. Passing to you, Kyle.

Kyle Beilman

Thank you, Jason.

Given this is our first earnings call, I wanted to briefly discuss our financial model before I review our 2021 results and share our outlook for full year 2022.

We have two main revenue streams:

First, service-based revenue, which primarily consists of optional tips and optional express processing fees associated with our Extra Cash product and subscriptions charged to members for our budgeting and personal financial management service. It also includes revenue derived from lead generation fees from our Side Hustle partners, as well as fees earned related to our rewards product for members who make debit card spending transactions at participating merchants. Currently, the majority of service-based revenue is driven by engagement with Extra Cash. As our originations volume increases, we tend to see increases to both optional tips and optional processing fees.

Our transaction-based revenue is associated with our Dave Banking product. We generate interchange on card spend transactions and ATM fee revenue when members go outside of our network of free ATMs to withdraw their cash. This revenue line item is driven by funding and spending engagement. The strategic evolution that Jason discussed previously should lead to considerable mix shift towards this revenue stream over time.

With that background, let’s take a closer look at our results. As Jason mentioned, we are proud of the team’s performance during the quarter and the year, and we showed that we can deliver growth despite the macro backdrop that he talked about.

As of December 31, 202, we had over 6 million Dave members and over 1.5 million average monthly transacting members in the fourth quarter. We were also able to make considerable progress in terms of member transaction frequency throughout the year. In Q4, our average transacting members completed an average of four-and-a-half transactions per month, an increase of more than 80%, versus Q4 2020. As Jason also mentioned, you’ll hear us talk about these metrics consistently moving forward, because we view them as an important way to measure our progress towards our strategic objective of driving greater member engagement over time.

In terms of top line performance, Q4 ‘21 total non-GAAP operating revenues were $42.2 million, representing roughly 16% year-over-year growth. Service-based revenue was up approximately 8% year-over-year, which was primarily driven by an increase in Extra Cash origination volume, as well as increases to our average revenue per origination. This is a key growth lever that we’ll continue to pursue going forward.

We had significant growth in transaction-based revenue as our Banking product engagement ramped, versus prior year. Q4 transaction-based revenue was $33.1 million, up 520% year-over-year. We have a great opportunity to continue to drive significant growth here as we deliver on the product opportunities that are in the pipeline. We’re excited about this part of the business as we work towards becoming a daily transaction hub for our members and, ultimately, driving towards primary account status.

Next, I’ll address our non-GAAP variable profit, which in Q4 was $20.2 million, representing a 48% margin relative to our non-GAAP total operating revenue. We think this is an important metric to monitor, as it’s a useful indicator of the health and margin profile of our unit economics. Key drivers of this metric are our Extra Cash credit performance, as well as the primary direct cost drivers associated with our product portfolio. It’s a metric that we focus on internally in order to manage the quality of our revenue growth and, ultimately, increase member LTV. Not only are we focused on driving top line growth, but we have identified meaningful near-term opportunities for us to improve margins that will be accretive to our overall financial profile.

In terms of operating expenses, I wanted to touch on a few key areas.

The provision for unrecoverable advances totaled approximately $10.5 million for Q4 ’21, compared to $11.2 million in Q4 ’20. The slight decrease was primarily attributable to a decrease in the provision expense related to amounts outstanding 120 days and under, offset by an increase in amounts written off, primarily attributable to growth in origination volume during the second part of the year. Overall, our credit performance has been very consistent over time.

This is an important point from a unit economic perspective. As Jason mentioned previously, in Q4, we grew the average size of an Extra Cash origination significantly year-over-year and our credit performance has been stable. Our ability to manage risk as we increase limits is a testament to our data advantage and the investments that we’ve made in our proprietary underwriting and payment systems. This is a core capability and our performance to date gives us confidence that we can continue scaling up limits in order to drive ARPU and LTV expansion moving forward. We think this positions us well to extend the use case and value prop of the Extra Cash product to disrupt other forms of short-term credit.

In Q4 2021, processing and servicing fees totaled approximately $6.5 million, compared to $6 million for Q4 of 2020. The increase was primarily attributable to the increase in origination volume, offset by volume-associated discounts and cost savings due to price reductions from our processors. As we grow, we’ll generate incremental leverage and efficiency as a percentage of our origination volume in this line item.

In terms of marketing and acquisition spend, we continue to demonstrate efficient top-of-funnel growth and we feel that we have among the lowest member acquisition costs in the industry. Our marketing acquisition spend totaled approximately $12.6 million for Q4 2021, compared to approximately $15.4 million for Q1 2020. During Q4, we added approximately 440,000 net new users, which represented an average member acquisition cost of approximately $28.50. We were hoping to deploy more capital in the fourth quarter, but given the delays in closing the business combination, we were capital-constrained during an attractive window to drive incremental growth. As Jason already touched on, we’re in the process of gearing up for more significant investments in the second quarter behind key product initiatives.

It’s worth mentioning that we’re disciplined when it comes to member acquisition and the return profile of our investments. Our objective is to manage to a payback period of approximately 12 to 18 months on a non-GAAP variable profit basis. We expect acquisition costs to increase this year as we focus on driving monthly transacting user growth, which is a bit of a mix shift relative to how we’ve managed our funnel historically, which was more oriented towards growing total Dave members. The average ARPU of our monthly transacting members is significantly higher, though, which we’re expecting to improve our overall LTV to CAC profile. That said, we’ll be focused on maximizing returns. As you’ll be able to observe from our historical financials, we’re not a growth-at-all-cost team.

In terms of Adjusted EBITDA, as Jason alluded to earlier, we’re still in considerable investment mode that will set us up to drive consistent future growth. We grew our team meaningfully throughout 2021. These headcount investments are focused on enhancing our core offerings and building the next generation of our products for the business. We expect these investments will allow us to bring more value to our members, increase ARPU with a more robust offering and further penetrate our TAM, and deliver over the next several years. That said, we front-loaded a lot of our fixed cost investments throughout 2021, and, specifically, in Q4, so we’re expecting to build meaningful operating leverage as we grow throughout 2022.

With that background, Q4 Adjusted EBITDA was negative $12.6 million, with a GAAP net loss of $15.2 million.

Note that that the average shares for Q4 2021 will be significantly different given the impact of the business combination which was completed on January 4. For the calculated fully diluted shares outstanding, please visit our Investor website, where we have a slide detailing our share count.

Now, turning to the balance sheet, the closing of the business combination added approximately $202 million of cash, after expenses, which, relative to the $61 million of equity we had raised prior to going public, is significant. We believe we are adequately capitalized to execute on our growth plans. Additionally, we currently have a significant amount of undrawn capacity under our warehouse credit facility and ample runway to scale that facility as we expand our credit business. However, on that note, we’ll be looking to diversify our funding sources over the next couple of quarters to optimize our capital structure and secure a lower cost of funding.

The additional $100 million of capital from the FTX investment provides us with added capacity to pursue further potential organic and inorganic growth opportunities. Accounting for this new capital, we have approximately $320 million of cash on the balance sheet. We continue to be believers in industry consolidation and think that M&A may be an attractive component of our growth and capital allocation strategy. Net/net, we’re confident that our go-forward balance sheet gives us the capacity to grow considerably over the next several years and reach profitability without the need to raise additional capital.

Now, turning to our outlook for the year, we expect non-GAAP total operating revenues to be between $200 million and $230 million for the year. Historically, we have found that Q1 is our lightest quarter due to tax refund season, reducing the need for credit amongst our audience. Additionally, we expect our growth to ramp throughout the year as we realize the expected returns from our investments in marketing and product enhancements. In terms of margins, we expect our non-GAAP variable profit margin to be in a range of 44% to 48%.

We’re really excited about our future and ability to continue to deliver significant growth and value for our members and shareholders for many years to come.

With that, I’ll pass it over to the Operator for Q&A.

Operator

Thank you. We will now be conducting a question-and-answer session. One moment, please, while we poll for questions.

Thank you. Our first question comes from John Hecht with Jefferies. Please proceed with your question.

John Hecht

Good afternoon, guys, and thanks for taking my questions. The first one—I appreciate all the customer count and transaction count that you gave in the quarter. I’m wondering, though, when you look at the customer trends, whether you’re talking about the types of product usage or the tip levels, or so forth, are you seeing any kind of changes as you guys bring on more customers?

Jason Wilk

Specifically, to tips, John?

John Hecht

No, just, you know, the way customers—the frequency of usage, the types of products they’re engaging with and/or things like tip levels, has it been pretty consistent or are you seeing any migration?

Jason Wilk

I would say it’s been pretty consistent over the last several years. I think that there was some adverse selection going on with the stimulus, as many customers didn’t need to rely on the service as much with all the government benefits, but, nonetheless, we did see consistency from the active user base that used the product.

John Hecht

Okay. Then, when it comes to the FTX partnership, how quickly will you be able to start kind of reoffering some of those crypto services across your platform as cross-selling opportunity?

Jason Wilk

We’ll follow up on that, but we think we can get something in-market, at least one product, in 2022.

John Hecht

Okay, and, then, last question. You did mention acquisition might be an attractive way for you to deploy capital, given all the cash. What types of things are you looking at?

Jason Wilk

We’ll look at two different types of deals, ones that could really add significant ARPU potential to the business or ones that could drive a lot more further engagement. The FTX deal, for us, is something that we’d look to, to be a (inaudible) driver for the business, so more things to acquire in that potential lane, or in areas where there’s, again, significant ARPU potential there in industries that historically have high customer acquisition costs.

John Hecht

Great. Thank you, guys, very much.

Jason Wilk

Why that’s important, John, is our cross-sell, as proven by Dave Banking, is so strong in the business, that we think we can start to roll out products that otherwise are up to get adoption, but, similar to Banking, where we can get attached.

John Hecht

Yes, thanks, guys.

Operator

Our next question comes from Sean Horgan with Rosenblatt. Please proceed with your question.

Sean Horgan

Hey, guys. Yes, thanks for taking my questions. I just had one that I wanted to get your thoughts on, the latest moves from banks moving towards reducing or completely eliminating overdraft fees. Are you seeing now, or do you anticipate, any pressure on this front?

Jason Wilk

If you look at the history of sort of neobanks that have been out in-market for a significant amount of time, their approach to overdraft has always been to not allow it, yet they’ve had a hard time getting traction, because, as I said at the top of the call, most of their customers are relying on overdraft as a form of expensive short-term credit. So, as the banks are rolling out products that either irradicate overdraft, which we think is negative to consumers and will push more people towards Dave, the ones that are trying to operate a customer-friendly solution still require the customer to go negative on their account, literally going fully broke before they can access what we believe is still an unreliable experience. What we love about the Dave product is we can use our transaction-based underwriting to get money into people’s pockets the same day, an amount of money they know they can count on, that they can access through an ATM, or they’re sending to friends and family, and it also just gives them access to consistent liquidity. We find that the big banks are still pretty far from coming up with a solution that’s competitive to Dave, and, hopefully, one where we think there’s a lot of defensibility around the way we’ve monetized it with tips, we think no one would ever tip one of these major institutions.

Sean Horgan

Got it, thanks. Then, I appreciate the color on CAC. I just wanted to dig in a little bit on that one and ask, I guess, specifically, what you’re seeing in terms of pressures from data privacy in the traditional channels and what percentage of your budget is allocated towards traditional performance-based marketing channels, as opposed to brand marketing, influencer marketing and some of the other alternatives that we’ve been seeing?

Jason Wilk

I would say our mix is still largely around digital channels, and so brand, sort of outdoor, television still a pretty nascent channel for us. We’ve done some late testing there, but still less than 20% of our overall budget. As stated, about 30% of our customers today are coming to us completely via word of mouth, which we love to see. As far as the data privacy piece, on your first question, that does make it harder to track how effective your advertising is doing, but, for all intents and purposes, we are seeing still strong performance on our direct response advertising and we’re looking forward to expanding that level of spend from there now.

Sean Horgan

Appreciate it, thanks, guys.

Jason Wilk

Thanks.

Operator

Thank you. There are no further questions at this time.

This does conclude today’s conference, you may disconnect your lines at this time. Thank you for your participation.